                            SALARY CONTINUATION AGREEMENT



         THIS SALARY CONTINUATION AGREEMENT ("Agreement") is made and entered into as of June 28, 1995, by and between TINSLEY LABORATORIES, INC., a California corporation ("Company"), and ROBERT J. JOHNSON ("Key Employee").


                                       RECITALS

         A. Key Employee has been employed by the Company in a capacity of responsibility and by reason thereof has acquired experience and knowledge of considerable value to the Company.

         B. The Company desires to offer an inducement to Key Employee to remain in its employ by compensating him beyond his regular salary for services which Key Employee has rendered, or will hereafter render, to the Company.

         C. The provisions of this Agreement are to be operative if Key Employee continues on the employ of the Company until his retirement, death, total disability or termination by the Company for other than cause, subject only to the exceptions noted herein.


                                 TERMS AND CONDITIONS

         NOW, THEREFORE, the parties hereto agree as follows:

         II.. EMPLOYMENT OF KEY EMPLOYEE. The Company hereby agrees to continue the employment of Key Employee in a capacity of responsibility commencing as of the date of this Agreement, and Key Employee hereby accepts such continued employment by the Company.

         III..COMPENSATION OF KEY EMPLOYEE. As compensation for his services, the Company hereby agrees to pay Key Employee, and Key Employee hereby agrees to accept from the Company, an annual salary to be determined by the Company in its sole and absolute discretion and the other employee benefits referred to elsewhere in this Agreement.

         IV.. RETIREMENT BENEFITS. If Key Employee remains in the continuous, full-time employ of the Company until his retirement, Key Employee shall, subject to the provisions of Section 9 hereof, be entitled to receive from the Company an amount equal to $100,000, payable in 120 equal monthly installments of $833.33 each, without interest, commencing on the first day of the calendar month following the month in which the Key Employee retires and continuing on the first day of each month thereafter for the next 119 months. In the event that Key Employee dies before or while receiving payments pursuant to this
Section 3, the Company shall commence or continue, as the case may be, making such payments to Key Employee's Beneficiary (as defined in Section 7 hereof). Said Beneficiary shall be entitled to receive all payments which Key Employee would have been entitled to receive hereunder had Key Employee not died.

         V.. DEATH BENEFITS. In the event that Key Employee dies while in the full-time employ of the Company, the Company agrees to pay to Key Employee's Beneficiary an amount equal to $100,000. Said death benefits shall be payable by the Company to Key Employee's Beneficiary in 120 equal monthly installments of $833.33 each, without interest, commencing on the first day of the calendar month following the month in which Key Employee dies and continuing on the first day of each month thereafter for the next 119 months.

         VI.. DISABILITY BENEFITS. In the event that Key Employee becomes Totally Disabled (as defined in Section 8 hereof) while in the full-time employ of the Company, the Company agrees, subject to the provisions of Section 9 hereof, to pay Key Employee an amount equal to $100,000. Said disability benefits shall be payable in 120 equal monthly installments of $833.33 each, without interest, commencing on the first day of the calendar month following the month in which Key Employee first becomes Totally Disabled and continuing on the first day of each month thereafter for the next 119 months. In the event that Key Employee dies before or while receiving payments pursuant to this
Section 5, the Company shall commence or continue, as the case may be, making such payments to Key Employee's Beneficiary. Said Beneficiary shall be entitled to receive all payments which Key Employee would have been entitled to receive hereunder had Key Employee not died.

         VII.. TERMINATION BENEFITS. In the event that Key Employee's employment with the Company shall be terminated by the Company for any reason other than for due and just cause, the Company agrees, subject to the provisions of Section 9 hereof, to pay Key Employee an amount equal to $100,000. Said termination benefits shall be payable in 120 equal monthly installments of $833.33 each, without interest, commencing on the first day of the calendar month following the month in which Key Employee's employment with the Company is terminated for any reason other than for due and just cause. In the event that Key Employee dies before or while receiving payments pursuant to this Section 6, the Company shall commence or continue, as the case may be, making such payments to Key Employee's Beneficiary. Said Beneficiary shall be entitled to receive all payments which Key Employee would have been entitled to receive hereunder had Key Employee not died.

         VIII..     DEFINITION OF BENEFICIARY.  The term "Beneficiary" shall
mean the person or persons designated by Key Employee in a writing delivered to the Company to receive payments otherwise due Key Employee under this Agreement in the event Key Employee dies prior to the payment of all amounts due hereunder. Key Employee shall be entitled to change his Beneficiary from time to time; provided, however, that any such change shall not become effective until received by the Company in writing from Key Employee. If the Employee is married and does not name his spouse as his Beneficiary, Key Employee will provide the Company with a written consent signed by his spouse consenting and agreeing to such Beneficiary designation in a form deemed acceptable by the Company. If the Employee is unmarried or becomes unmarried and later marries or re-marries, as the case may be, and does not name his new spouse as Beneficiary, Key Employee will provide the Company with a written consent signed by his spouse consenting and agreeing to such Beneficiary designation in a form deemed acceptable by the Company.

         IX.. DEFINITION OF TOTALLY DISABLED. For purposes of this Agreement, the term "Totally Disabled" shall have the same meaning as that term is used in the Company's long term disability plan in effect at the time of a need for a determination of whether or not a Key Employee is Totally Disabled for the purposes hereof. In the event the Company does not have a long-term disability plan at the time that a determination of whether or not a Key Employee is "Totally Disabled" is to be made, the definition will be based on the definition in the long-term disability plan of the Company most recently in effect. In the event the Company has never had a long-term disability plan in effect, the term "Totally Disabled" shall mean that Key Employee is unable or unwilling to perform Key Employee's normal duties on behalf of the Company by reason of any medically determinable physical or mental impairment for a continuous period of at least 180 days or for at least 270 days within any 18-month period.

         X..   FORFEITURE OF BENEFITS.  In consideration of the receipt by him of the benefits otherwise payable to him hereunder and as a condition precedent to the receipt of any such benefits hereunder, Key Employee agrees that he will not, at any time within a period of 120 months from and after the date that Key Employee retires, becomes Totally Disabled or is terminated by the Company for any reason other than due or just cause, directly or indirectly, engage in or have any interest in, any person, firm, corporation or other business entity (whether as an employee, officer, director, agent, securityholder, creditor, consultant or otherwise) that engages in any activity in any of the counties within the State of California or within the United States where the Company is conducting, or has conducted, its business, which activity is the same as, similar to or competitive with any activity engaged in by the Company. In the event that Key Employee breaches the foregoing noncompetition covenant, the Company may, in its sole and absolute discretion, upon written notice to Key Employee, cause all further benefits otherwise payable to such Key Employee under this Agreement to be suspended. Thereafter, if the Company shall find that Key Employee has continued to violate his noncompetition covenant, the Company may permanently cancel the payment of all further benefits otherwise payable hereunder to Key Employee and all rights of Key Employee under this Agreement shall be deemed to have been forfeited and cancelled.

         XI.. RIGHT OF COMPANY TO TERMINATE EMPLOYMENT. Nothing contained in this Agreement shall confer upon Key Employee any right to be continued in the employ of the Company or shall interfere in any way with the right of the Company to terminate the employment of Key Employee at any time.

         XII.. NO EFFECT ON OTHER EMPLOYEE BENEFITS. The benefits provided by this Agreement shall be in addition to Key Employee's annual salary as determined by the Company in its sole and absolute discretion and shall not affect the right of Key Employee to participate in any current or future profit sharing plan, pension plan, retirement plan or other similar plan of the Company or in any supplemental compensation arrangement between the Company and Key Employee which constitutes a part of the Company's regular compensation structure.

         XIII..NONALIENATION OF BENEFITS. No right or benefit under this Agreement shall be subject to anticipation, alienation, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be null and void. No right or benefit under this Agreement shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to receive such benefits. If Key Employee or his Beneficiary shall become bankrupt or attempts to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the sole and absolute discretion of the Company, cease and determine and, in such event, the Company may hold or apply the same or any part thereof to the benefit of Key Employee or his Beneficiary in such amount and in such proportion as the Company may deem proper.

         XIV..INSURANCE OR ANNUITY POLICIES. If the Company shall acquire an insurance policy or annuity contract or any other asset in connection with the funding of its liabilities hereunder, it is expressly understood and agreed that neither Key Employee nor his Beneficiary shall have any right with respect to, or claim against, such policy or other asset, except as expressly provided by the terms of such policy or in the title to such other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of Key Employee or his Beneficiary or to be held in any way as collateral security for the fulfillment of the Company's obligations under this Agreement, except as may be expressly provided by the terms of such policy or title to such other asset. Except as expressly provided by the terms of such policy or title to such asset, such policy or other asset shall be and remain in general an unpledged and unrestricted asset of the Company.

         XV.. ASSUMPTION OF OBLIGATIONS UPON MERGER OR SALE OF COMPANY. The Company agrees that it will not merge or consolidate with any other corporation or organization or permit its business to be sold to any other corporation or organization unless and until the succeeding or continuing company or other organization shall expressly assume all of the Company's obligations and liabilities hereunder.

         XVI..GENERAL PROVISIONS.

              XVI.A.    NOTICES.  Any notice sent hereunder shall be deemed
given if served personally upon the party for whom intended, or if mailed postage prepaid by certified or registered mail, return receipt requested, to the address of the party for whom intended as hereinafter set forth, or as otherwise designated by such party in writing:

         Company:       3900 Lakeside Drive
                        Richmond, CA  94806
                        Attn:  Robert J. Aronno, President

         Key Employee:  7600 Potrero
                        El Cerrito, CA  94530

              XVI.B.    ASSIGNMENT.  The rights and obligations of the Company
under this Agreement shall inure to the benefit of the Company, its successors and assigns, and shall be binding upon the successors and assigns of the Company. This Agreement, being personal to Key Employee, cannot be assigned by Key Employee.

              XVI.C.    WAIVER.  Failure to insist on compliance with any of
the terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such rights or powers at any other time or times.

              XVI.D.    GOVERNING LAW.  The parties hereto agree that this
Agreement has been executed in the State of California and shall be governed by the laws thereof.

              XVI.E.    EFFECT OF HEADINGS.  The headings of the Sections of
this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

              XVI.F.    SEVERABILITY.  In the event that any provision of this
Agreement or any part of any provision of this Agreement shall be determined to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of any other provision or part hereof.

              XVI.G.    MODIFICATION.  This Agreement constitutes the entire
agreement among the parties hereto pertaining to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification, waiver or termination of this Agreement or any provisions hereof shall be binding unless executed in writing by the party or parties to be bound thereby.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

         "Company"                               "Key Employee"

TINSLEY LABORATORIES, INC.


By:
   -----------------------------        -------------------------------
    Robert J. Aronno, President                Robert J. Johnson